Exhibit 2.4

LOCK BOX AGREEMENT

The parties to this Agreement are Smart Online, Inc., a Delaware corporation (the “Buyer”), iMart Incorporated, a Michigan corporation (the “Company”), and the Shareholders of the Company (the “Sellers”).

The Buyer, the Sellers, and the Company have entered into a Stock Purchase Agreement dated October 17 , 2005 (the “Stock Purchase Agreement”). All terms not otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement. Pursuant to Section 3.2 of the Stock Purchase Agreement, the Sellers are to have a security interest in all proceeds received by Company from the operation of the Business for a period of time. Further, pursuant to Section 3.2 of the Stock Purchase Agreement, the proceeds are to be subject to a lock box arrangement. This Agreement sets forth the terms and procedures of the lock box arrangement.

The Buyer, the Sellers, and the Company agree as follows:

1.    Security Interest in Proceeds. The Company hereby grants to the Sellers a security interest in all cash, checks, drafts, and other instruments for the payment of money at any time received by the Company as proceeds from the operation of the Business (the “Proceeds”). The Proceeds shall be held separate and apart from the Company’s other assets and properties subject to the security interest of the Sellers pursuant to this Agreement. The security interest shall continue until January 5, 2007, or such later date until all of the Installment Payments and all Noncompetition Payments due on or before January 5, 2007 have been made.

2.    Lock Box Account. The Company shall at its sole expense establish and maintain in its name a lock box account at the bank where the Company maintains its primary deposit accounts (“Lock Box Account” and “Bank”) pursuant to the banking resolutions and account agreement attached as exhibits to this Agreement.. The Company shall give written notice to all of its present and future account debtors and other persons now or in the future obligated to pay Proceeds to the Company (the “Company’s Debtors”) directing them (a) to send directly to the Bank’s lock box all payments other than payments by electronic funds transfers, and (b) to make all electronic funds transfer payments directly to the Lock Box Account. The Company shall include this direction on all of its invoices and other demands and payment notices that it at any time sends to the Company’s Debtors. All withdrawals from the Lock Box Account shall be made only pursuant to Section 3 of this Agreement.

3.    Disposition of Proceeds.

(a)    The Proceeds shall be used only for payment of (i) the Projected Operating Expenses, (ii) the Installment Payments, and (iii) the Noncompetition Payments.

(b)    All withdrawals from the Lock Box Account only upon the written authorization of both (i) Gary Mahieu, Christine Mahieu, or other person designated from time to time by the Sellers to act on their behalf with respect to the account, and (ii) Michael Nouri, Scott Whitaker, or other person designated from time to time by the Buyer to act on the Buyer’s behalf with respect to the account The persons described in this paragraph (b) shall promptly execute such written authorizations as may be necessary or appropriate from time to time to authorize withdrawals from the Lock Box Account for the purposes described in paragraph (a), and shall not unreasonably withhold, condition, or delay such written authorizations.

(c)    Any Lock Box Excess, subject to Section 8.17(g) of the Stock Purchase Agreement, shall be released from the Lock Box Account and paid to the Buyer free and clear of any security interest of the Sellers.

(d)    To the extent that collected funds remain on deposit in the Lock Box Account or any payments remain in the Bank’s lock box after all of the Installment Payments have been paid in full, and if at that time the Noncompetition Payments are not in default, the remaining funds and payments shall be released to the Company.

4.    Modifications. No provision of this Agreement may be modified, supplemented, or waived in any manner other than by a writing signed by the Sellers.

5.    Term. This Agreement and any security interest granted to Sellers pursuant hereto or under the Stock Purchase Agreement shall terminate upon payment of the Installment Payments and any Noncompetition Payments that are due and payable on or before January 5, 2007.

This Agreement is dated October ____ , 2005.

Buyer Smart Online, Inc., a Delaware corporation By: /s/ Michael Nouri Name:Michael Nouri Title: President
Company iMart Incorporated, a Michigan corporation By: /s/ Gary Mahieu Name: Gary Mahieu Title: President
Sellers /s/ Gary Mahieu Gary Mahieu /s/ Christine Mahieu Christine Mahieu /s/ Hak Jae Robert Chung Hak Jae Robert Chung

3